RESEARCH FRONTIERS CONGRATULATES LICENSEE ASAHI
GLASS COMPANY ON OFFICIAL MARKET LAUNCH OF
THE WORLD’S LARGEST SPD-SMARTGLASS SUNROOF

Woodbury, NY and Tokyo, Japan – September 29, 2014. Research Frontiers is pleased to congratulate its licensee, Asahi Glass Company on the official market launch this past weekend of the new S-Class Coupe which offers AGC’s WONDERLITE™ brand of SPD-SmartGlass as part of the optional MAGIC SKY CONTROL panoramic glass roof on this vehicle.

AGC, a world-leading supplier of glass, chemicals, ceramics and other high-tech materials and components, made the official announcement today in Tokyo that its light control glass WONDERLITE™ has been selected for the MAGIC SKY CONTROL panoramic glass roof available as an option for the new Mercedes-Benz S-Class Coupé, which was released on the European and North American markets on September 27, 2014. The MAGIC SKY CONTROL glass roof equipped with WONDERLITE is the world’s largest light control glass roof for automotive use that changes its color from transparent to dark blue just by pressing a button. The production version of the Mercedes-Benz S-Class Coupe which offers the MAGIC SKY CONTROL panoramic glass roof as an option made its world premiere earlier this year at the Geneva Auto Show.

The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in either mode, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, such as the panoramic roofs on the new S-Class, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. MAGIC SKY CONTROL is now in use on thousands of SL’s and SLK’s around the world. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). The MAGIC SKY CONTROL feature using patented SPD-Smart light-control technology allows drivers many benefits including the ability to create the open-air feeling of a roadster. It also blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

About the AGC Group

The AGC Group, with Tokyo-based Asahi Glass Co., Ltd. at its core, is a world-leading supplier of flat, automotive and display glass, chemicals and other high-tech materials and components. Drawing on more than a century of technical innovation, the AGC Group has developed world-class expertise in fields including glass, fluorine chemistry and ceramics technologies. The group employs some 50,000 people worldwide and generates annual sales of approximately 13 billion USD through business in about 30 countries. For more information, please visit www.agc-group.com.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “WONDERLITE” is a trademark of Asahi Glass Company. MAGIC SKY CONTROL, Mercedes-Benz, and model designations SLK, SL, and S-Class are trademarks of Daimler A.G.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

Junichi Kobayashi
General Manager, Corporate Communications & Investor Relations
Asahi Glass Co., Ltd.
(Contact: Kenichi Ishibashi; Tel: +81-3-3218-5603; E-mail: info-pr@agc.com)